Exhibit 99.1

Hydromer, Inc. Announces Results for the Twelve Month Period Ended June 30, 2005

     BRANCHBURG, N.J.--(BUSINESS WIRE)--Sept. 26, 2005--On Tuesday, September 20, 2005, Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) filed its SEC form 10-KSB for the year ended June 30, 2005 reporting Net Income of $269,251 ($0.06 per share) on revenues of $8,486,004. This compares with Net Income of $231,336 ($0.05 per share) on revenues of $8,690,323 the previous year.
     Products and services sales were $6,185,622 for the year ended June 30, 2005, up 0.3% from $6,167,822 the prior year. Royalties, options and licensing revenues was $2,300,382, down 8.8% due to the expiration of a patent in May 2005, from the previous year's $2,522,501.
     "After setting a new Company revenue record in fiscal 2004, we narrowly missed topping that by $204,320 (2% of total revenues). This also meant that our consecutive years of revenue growth ended at nine." said Robert Y. Lee, Vice President of Finance. "In fiscal 2005, our contract coatings services revenues and revenues from our Cosmetics intermediary products line grew over the previous year. However due to two customer requested delays (private label sales for fiscal 2005, in which we realized $327,000 in fiscal 2004, was delayed into fiscal 2006 and a development project which contributed $524,000 to fiscal 2004 revenues was put on an indefinite hold by our customer) our product and services revenues grew only a net 0.3%. Royalties, options and license revenues were down $222,119 primarily due to the expiration of a patent. The expiration of our '267 patent in May 2005, which contributed approximately $2.1 million annually, resulted in approximately $200,000 in lower royalties to fiscal 2005. The Company, though, subsequently entered into a three-year $100,000/month supply agreement, cancelable with 90-days notice, with one of the former licensees of the '267 patent. The supply agreement, finalized on September 1, 2005 and effective for three years from August 15, 2005, has a renewal option and provided for the period from the expiration of the '267 patent until the contract effective date (May 7 - August 2005). The Company is also continuing discussions with two other licensees of the expired '267 patent, one of which is on the Company's patent pending water-based lubricious coatings which is expected to be issued shortly."
     "For the second year in a row, the Company is reporting solid earnings despite the expiration of the '267 patent in fiscal 2005 and the impairment of goodwill charge in fiscal 2004." added Manfred F. Dyck, CEO and President. "With the ingenuity of our employees, including that of the scientists added to our family this past fiscal year, we begin development of new technologies, including those with cardiovascular and neurological applications, and new breakthrough methodologies, such as non-inflammatory medical treatments. With these projects, exciting times lies ahead."

     Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


     CONTACT: Hydromer, Inc.
              Robert Y. Lee, 908-722-5000